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                                                                   Exhibit 2(10)

                          REGISTRATION RIGHTS AGREEMENT

         THIS REGISTRATION RIGHTS AGREEMENT entered into as of June 30, 1997, between XENOTECH INC., an Alberta corporation ("Company"), WESTGATE INTERNATIONAL, L.P., a Cayman Islands limited partnership ("Westgate"), and THE LIVERPOOL LIMITED PARTNERSHIP, a Bermuda limited partnership ("Liverpool" and together with Westgate, the "Purchasers").

                                   WITNESSETH:

WHEREAS, Purchasers have purchased 5% convertible promissory notes of the Company, dated the date hereof, in the aggregate original principal amount of US$ 1,000,000 (the "First Notes"), pursuant to a Convertible Note Purchase Agreement, dated as of June 30, 1997 by and between the Company and Purchasers (the "Note Purchase Agreement");

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         WHEREAS, Pursuant to the terms and conditions of the Note Purchase
Agreement, Purchasers may purchase additional 5% convertible promissory notes of the Company, in the aggregate original principal amount of US$ 1,000,000 (the "Second Notes" and together with the First Notes, the "Notes");

         WHEREAS, the Notes will be convertible into common shares (the Common Shares") of the Company (the "Note Shares") (together with the Warrant Shares (as defined below), the "Underlying Shares") pursuant to the terms and conditions set forth in the Notes; and

         WHEREAS, pursuant to the terms of, and in partial consideration for, the Purchasers' agreement to enter into the Note Purchase Agreement, the Company has issued warrants to purchase 1,000,000 Common Shares to Purchasers (the "First Warrants") and, upon the purchase of the Second Note, the Company will issue to Purchasers warrants to purchase an additional 1,000,000 Common Shares (the "Second Warrants" and together with the First Warrants, the "Warrants") and the Company has agreed to provide the Purchasers with certain registration rights with respect to the Underlying Shares and certain other rights and remedies with respect to the Notes and the Warrants as set forth in this Agreement;


         Now, THEREFORE, in consideration of the mutual promises, representations, covenants and conditions set forth in the Note Purchase Agreement and this Agreement, the Company and Purchasers agree as follows:


         Section l. DEFINITIONS. As used in this Agreement, the following terms shall have the following respective meanings:


         "ASC" shall mean The Alberta Securities Commission.

         "ASE"    shall mean the Alberta Stock Exchange.

         "COVERED SHARES" shall mean all of the Underlying Shares and any securities issued in substitution or exchange for either pursuant to a merger, reclassification, exchange or consolidation or as a distribution thereon.

         "EXCHANGE ACT" shall mean the U.S. Securities Exchange Act of 1934, as amended.

         "PURCHASED SECURITIES" shall mean the Notes and the Warrants.

         "SEC" shall mean the U.S. Securities and Exchange Commission.

         "SECURITIES ACT" shall mean the U.S. Securities Act of 1933, as amended.

         "WARRANT SHARES" shall mean Common Shares of the Company issuable upon exercise of the Warrants.

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         Section 2.   RESALE OF THE COVERED SHARES IN ALBERT

    (a) The Company hereby represents and warrants to Purchasers that the Underlying Shares have been approved for listing on the ASE.

    (b) Provided that Purchasers shall have complied with the provisions of Sections 4(b) and 4(c) of the Note Purchase Agreement, the Company hereby represents, warrants and covenants that, subject to the compliance by the Company with paragraph (c) below and the receipt of the approvals set forth therein, upon the termination of the applicable Restricted Period (as defined in the Note Purchase Agreement), (i) the Purchased Securities may freely be resold in Alberta, without legal restriction (in which event, such Purchased Securities shall be deemed "Alberta Qualified"); (ii) the Covered Shares (A) may freely be resold in Alberta, without legal restriction and (B) shall be listed and posted for trading on the ASE (in the event that clauses (A) and (B) apply to any Covered Shares, such Covered Shares shall be deemed "Alberta Qualified.").

    (c) The Company undertakes to make such filings, to pay such fees and other expenses and to use its best efforts to obtain such approvals as shall be necessary to cause the Purchased Securities and the Covered Shares to become, and to continue to be, Alberta Qualified, including, without limitation, obtaining any required approvals from the ASE and Canadian regulatory authorities, including, without limitation, the ASC.

    (d) The Company undertakes to comply with all applicable laws, rules, and regulations of the ASE and of Canadian regulatory authorities, including, without limitation, the filing of any Disclosure Documents (as defined in the Note Purchase Agreement) with the ASC, ASE or other Canadian regulatory authority, as shall be required to maintain the Alberta Qualified status of the Purchased Securities and the Covered Shares in Alberta, as set forth in Subsection (b) above.

         Section 3.   RESALE IN THE UNITED STATES.

    (a) The Company shall, (i) not later than July 15, 1998, have filed with the SEC a registration statement under the Securities Act registering the Covered Shares for resale and shall use its best efforts to have the SEC declare such registration statement effective, not later than September 30, 1998; (ii) not later than August 1, 1998, have filed with the NASDAQ National Market ("NASDAQ") or NASDAQ Small Cap Market ("NASDAQ Small Cap") an application for the listing of the Covered Shares thereon and shall use its best efforts to cause such listing to be approved and effective not later than September 30, 1998; and (iii) shall use its best efforts to cause the resale of the Covered Shares by the holders thereof to be registered or exempted under the securities or "blue sky" laws of such states as shall have been specified by the Purchasers to the Company. In the event that the Covered Shares shall be (x) registered for resale pursuant to an effective registration statement under the Securities Act;
(y) listed for trading on the NASDAQ or NASDAQ Small Cap; and (z) registered or exempted for resale in such states as shall have been specified by the Purchasers to, such Covered Shares shall be deemed "U.S. Registered. "

    (b) The Company shall maintain the effectiveness and the listings set forth in subsection (a) above (i) until all of the Covered Shares shall have been sold pursuant to such registrations or



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listings or (ii) until the Covered Shares may be sold pursuant to Rule 144(k)
under the Securities Act.

         SECTION 4.  PIGGY-BACK REGISTRATION.

    (a) If the Company at any time proposes for any reason to register any of its securities under the Securities Act (other than registrations on Forms S-4 or S-8 or any similar or successor form), other than pursuant to Section 3 hereof, it shall each such time promptly give written notice to Purchasers and the then holders of Covered Shares (if different from Purchasers) of its intention so to do, and, upon the written request, given within 30 days after receipt of any such notice, of any holder or holders of the Covered Shares then outstanding, to register any Covered Shares (which request shall specify the Covered Shares intended to be sold or disposed of by such holders and shall state the intended method of disposition of such Covered Shares by the prospective seller), the Company shall use its best efforts to cause all such Covered Shares to be registered under the Securities Act promptly upon receipt of the written request of such holders for such registration, all to the extent requisite to permit the sale or other disposition (in accordance with the intended methods thereof, as aforesaid) by the prospective seller or sellers of the Covered Shares so registered. In the event that the proposed registration by the Company is, in whole or in part an underwritten public offering of securities of the Company, any request pursuant to this Section 4(a) to register Covered Shares shall specify that such shares are to be included in the underwriting (a) on the same terms and conditions as the Common Shares, if any, otherwise being sold through underwriters under such registration or (b) on terms and conditions comparable to those normally applicable to offerings of Common Shares in reasonably similar circumstances in the event that no other Common Shares are being sold through underwriters under such registration; PROVIDED, HOWEVER, that if the managing underwriter determines in good faith and advises in writing that the inclusion of all Covered Shares proposed to be included therein by the Company would interfere with the successful marketing (including pricing) of such securities, then the number of Covered Shares to be included in the underwritten public offering shall be reduced PRO RATA among the holders of Covered Shares (based upon the total number of Covered Shares then outstanding).

    (b) If the Company, at any time proposes for any reason to distribute any of its securities by way of a prospectus filed in accordance with any provincial securities regulations (a "Canadian Prospectus"), the Company shall each such time promptly give written notice to Purchasers and the then holders of Covered Shares (if different from Purchasers) of its intention to do so, and, upon the written request, given within 30 days after receipt of any such notice, of any holder or holders of the Covered Shares then outstanding, to qualify the distribution of such Covered Shares by the Canadian Prospectus (which request shall specify the number of Covered Shares intended to be sold or disposed of by such holders and shall state the intended method of disposition of such Covered Shares by the prospective seller). The Company shall promptly use its best efforts to cause the proposed distribution of all such Covered Shares to be qualified by the Canadian Prospectus promptly upon receipt of the written request of such holders, all to the extent requisite to permit the sale or other disposition (in accordance with the intended methods thereof, as aforesaid) by the prospective seller or sellers of the Covered Shares so qualified. In the event that the proposed distribution by the Company is, in whole or in part, an underwritten public offering of securities of the Company, any request pursuant to this Section 4(b) to qualify



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the distribution of Covered Shares shall specify that such shares are to be included in the underwriting: (i) on the same terms and conditions as the Common Shares, if any, otherwise being sold through underwriters under such distribution; or (ii) on terms and conditions comparable to those normally applicable to offerings of common shares in reasonably similar circumstances in the event that no other Common Shares are being sold through underwriters under such distribution; PROVIDED HOWEVER, that if the lead underwriter determines in good faith and advises in writing that the inclusion of all Covered Shares proposed to be included therein by the Company would interfere with the successful marketing (including pricing) of such securities, then the number of Covered Shares to be included in the underwritten public offering shall be reduced PRO RATA among the holders of the Covered Shares (based upon the total number of Covered Shares then outstanding).

         SECTION 5. PREPARATION AND FILING . If and whenever the Company is under an obligation pursuant to the provisions of this Agreement to use its best efforts to effect the registration of any Covered Shares, the Company shall, as expeditiously as practicable:

    (a) prepare and file with the SEC a registration statement, under Rule 415 under the Securities Act, with respect to such Covered Shares and use its best efforts to cause such registration statement to become and remain effective;

    (b) prepare and file with the SEC such amendments and supplements to such registration statements and the prospectus used in connection therewith as may be necessary to keep such registration statement, effective for the period set forth in Section 3(b);

    (c) furnish to each selling holder of Covered Shares such number of copies of a summary prospectus or other prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as such seller may reasonably request in order to facilitate the public sale or other disposition of such Covered Shares;

    (d) use its best efforts to register or qualify the Covered Shares covered by such registration statement under the securities or blue sky laws of such jurisdictions, as each such holder (or, in the case of an underwritten offering, the managing underwriter) shall reasonably request (PROVIDED, HOWEVER, that the Company shall not be required to consent to general service of process for all purposes in any jurisdiction where it is not then qualified or to register or qualify the Covered Shares covered by such registration statement in any jurisdiction which would require the Company to amend its certificate of incorporation or by-laws or covenant or undertake to do any other act or make any other change regarding its capitalization or share ownership prior to the effectiveness of such registration or qualification);

    (e)  prepare and file any required filings with the NASDAQ or NASDAQ Small
Cap;

    (f) notify in a timely fashion each seller of Covered Shares covered by such registration statement, at any time when a prospectus relating to the Covered Shares covered by such registration statement is required to be delivered under the Securities Act within the appropriate period mentioned in clause (b) of this Section 5, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue



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statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and promptly prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing; and

    (g) at the request of any holder of Covered Shares, if such Covered Shares are being sold through underwriters, furnish to the underwriters on the date that such Covered Shares are delivered to the underwriters for sale in connection with a registration pursuant to this Agreement, or, if such Covered Shares are not being sold through underwriters, furnish to such holder or holders on the date that the registration statement with respect to such Restricted Shares becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the holder or holders making such request; and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in any underwritten public offering, addressed to the underwriters, if any, and to the holder or holders making such request.

           SECTION 6. PENALTIES, SUSPENSION OF EFFECTIVENESS.
    (a) In the event that after the expiration of any applicable Restricted Period (as defused in the Note Purchase Agreement), the Covered Shares or Purchased Securities to which such Restricted Period applies are not Alberta Qualified, or in the event that any Alberta Qualified Purchased Securities or Covered Shares cease to be so qualified, then the Company shall pay to the holders of the Notes an amount equal to 3 % of the Outstanding Principal Balance thereon (as defined in the Notes), in cash, for each 30 day period that any Covered Shares or Purchased Securities are not Alberta Qualified (which payment shall be PRO RATA for any period less than 30 days). Notwithstanding the foregoing, this provision shall not apply to the extent that (i) the escrow referred to in Section 6(b) of the Note Purchase Agreement shall have been fully funded as set forth therein (ie., US$1.40 for each US$ 1.00 of the Notes purchased) or; (ii) the holders of the Notes shall not have complied with Sections 4(b) and 4(c) of the Note Purchase Agreement.

    (b) In the event that all Covered Shares shall not have been U.S. Registered on or prior to September 30, 1998, then the Company shall pay to holders of the Notes an amount equal to 1.5 % of the Outstanding Principal Balance thereon, in cash, for the first 45 day period, and 2.5% of the Outstanding Principal Balance thereon, in cash, for each subsequent 45 day period that any Covered Shares are not U.S Registered (in each case which payment shall be PRO RATA for any period less than 45 days).

    (c) The Company may suspend dispositions under any registration statement filed under the Securities Act (a "Registration Statement") and notify the holders of any Covered Shares that it may not sell the Covered Shares pursuant to any Registration Statement or prospectus contained therein (a "Prospectus") (a "Blocking Notice") if the Company's management determines in its reasonable good faith judgment that the Company's obligation to ensure that such Registration Statement and Prospectus are current and complete would require the Company to take actions that might reasonably be expected to have a materially adverse (to the Company as a whole) detrimental effect on any proposal, negotiations or plan by the Company or any of its subsidiaries to engage in any material acquisition of assets (other than in the ordinary course of business) or any material merger, consolidation, tender offer, reorganization or similar transaction; provided that such suspension pursuant to a Blocking Notice or the Notice described below may not exceed twenty (20) consecutive days or an aggregate of thirty (30) days in any three (3) month period. Upon receipt of a Blocking Notice or "Notice" from the Company of the existence of any fact of the kind described in the following sentence, no holder of Covered Shares shall dispose of, sell or offer for sale the Covered Shares pursuant to the Registration Statement until such holder receives (i) copies of the supplemented or amended Prospectus, or until counsel for the Company shall have determined that such disclosure is not required due to subsequent events, (ii) notice in writing (the "Advice ") from the Company that the use of the Prospectus may be resumed and (iii) copies of any additional or supplemental filings that are incorporated by reference in the Prospectus. Pursuant to the immediately preceding sentence, the Company shall provide such Notice to the holder upon the determination by the Company of the existence of any fact or the happening or any event that makes any statement of a material fact made in the Registration Statement, the Prospectus, any amendment or supplement thereto, or any document incorporated by reference therein untrue in any material respect, or that requires the making of any additions to or changes in the Registration Statement or the Prospectus, in order to make the statements therein not misleading in any material respect. If so directed by the Company in connection with any such notice, each holder of Covered Shares will deliver to the Company (at the Company's expense) all copies, other than permanent file copies then in such holder's possession, of the Prospectus covering such Covered Shares that was current immediately prior to the time of receipt of such Notice. In the event the Company shall give any such Blocking Notice or Notice, the time regarding the effectiveness of such Registration Statement shall be extended by one and one-half (1-1/2) times the number of days during the period from and including the date of the giving of such Blocking Notice or Notice to and including the date when the holder shall have received the copies of the supplemented or amended Prospectus, the Advice and any additional or supplemental filings that are incorporated by reference in the Prospectus. Delivery of a Blocking Notice or Notice and the related suspension of any Registration Statement shall not constitute a default under this Agreement and shall not create any obligation to pay the default payments under this Section 6. However, if the holder's ability to sell under the Registration Statement is suspended for more than the twenty or thirty day periods described above, then the penalty provisions of Section 6 shall apply from the date that the Blocking Notice or Notice was received.

    (d) The Company acknowledges that any failure, refusal or inability by the Company described in the foregoing paragraphs (a) through (c) above will cause the holders of Covered Shares to suffer damages in an amount that will be difficult to ascertain, including without limitation damages resulting from the loss of liquidity in the Covered Shares and the additional investment risk in holding the Covered Shares, whether or not such holders of Covered Shares ultimately achieve the return on investment contemplated in the Notes. Accordingly, the parties agree that it is appropriate to include in this Agreement the foregoing provisions for default payments in order to compensate the holders of Covered Shares for such damages. The parties



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acknowledge and agree that the default payments set forth above represent the parties' good faith effort to quantify such damages and, as such, agree that the form and amount of such default payments are reasonable and will not constitute a penalty. In the event that any default payments hereunder are not paid when due, the holders of the Notes may accelerate the Notes. The default payments provided for above are in addition to and not in lieu or limitation of any other rights the holders of Covered Shares may have at law, in equity or under the terms of the Notes, the Note Purchase Agreement, the Warrants, the Subsidiary Guaranty or this Agreement, including without limitation, the right to specific performance.

         Section 7. EXPENSES. All expenses incurred by the Company in complying with Sections 2, 3, 4 and 5, including, without limitation, all registration and filing fees (including all expenses incident to filing with the National Association of Securities Dealers, Inc.), fees and expenses of complying with securities and blue sky laws, Canadian provincial laws, listing fees for exchanges or other markets (including without limitation the ASE, NASDAQ and NASDAQ Small Cap), printing expenses and fees and disbursements of counsel including with respect to each registration or filing effected pursuant to such sections, reasonable fees and disbursements of not more than one counsel for the sellers requesting registration hereunder to the Company, and of the independent certified public accountants for the Company (including the expense of any special audits in connection with any such registration) shall be paid by the Company; PROVIDED, HOWEVER, that all underwriting discounts and selling commissions applicable to the Covered Shares covered by such registration shall be borne by the seller or sellers, in proportion to the number of Covered Shares sold by such seller or sellers.

         Section 8. INDEMNIFICATION.

    (a) In connection with any registration of any Covered Shares under the Securities Act or the Alberta qualification or registration under Canadian provincial law of any Purchased Securities or Covered Shares pursuant to this Agreement, the Company shall indemnify and hold harmless the seller of such securities, any employees, officers, directors, members, partners or agents of such seller ("Seller Indemnities "), each underwriter, broker or any other person acting on behalf of such seller and each other person, if any, who controls any of the foregoing persons within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several (or actions in respect thereof), to which any of the foregoing persons may become subject under the Securities Act, applicable Canadian provincial law, or otherwise insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement under which such Covered Shares were registered under the Securities Act, any preliminary Prospectus or final Prospectus contained therein or otherwise filed with the SEC, or any Canadian Prospectus or disclosure document filed with Canadian regulatory authorities, any amendment or supplement thereto or any document incident to registration or qualification of any Covered Shares or Purchased Securities, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or, with respect to any Prospectus, necessary to make the statements therein in light of the circumstances under which they were made not misleading, or any violation by the Company of the Securities Act, the Exchange Act or state securities, blue sky laws or Canadian provincial laws applicable to the Company and relating to action or inaction required of the Company in connection with such registration or qualification under such state securities, blue sky laws or Canadian provincial laws; and, subject to the provisions of Section 8(c), the Company shall reimburse such seller, Seller Indemnity, such underwriter, such broker or such other person acting on behalf of such seller and each such controlling person for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability or action, PROVIDED, HOWEVER, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage, liability or action arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in said Registration Statement, preliminary Prospectus, final Prospectus, Canadian Prospectus or Canadian disclosure document, amendment, supplement or document incident to registration or qualification of any Covered Shares or Purchased Securities in reliance upon and in conformity with written information furnished to the Company through an instrument duly executed by such seller or underwriter specifically for use in the preparation thereof.

    (b) In connection with any registration of Covered Shares under the Securities Act or the Alberta qualification or registration under Canadian provincial law of any Purchased Securities or Covered Shares pursuant to this Agreement, each seller of Purchased Securities or Covered Shares shall indemnify and hold harmless (in the same manner as set forth in paragraph (a) of this Section 8) the Company and each officer and director of the Company who shall sign such Registration Statement, each underwriter, broker or other person acting on behalf of such seller, each person who controls any of the foregoing within the meaning of the Securities Act and each other seller of Covered Shares or Purchased Securities under such Registration Statement, Canadian Prospectus or Canadian disclosure document with respect to any statement or omission from such Registration Statement, any preliminary Prospectus or final Prospectus contained therein or otherwise filed with the SEC, Canadian Prospectus or Canadian disclosure document, any amendment or supplement thereto or any document incident to registration or qualification of any Covered Shares or Purchased Securities, if such statement or omission was made in reliance upon and in conformity with written information furnished to the Company or such underwriter through an instrument duly executed by such seller specifically for use in connection with the preparation of such Registration Statement, preliminary Prospectus, final Prospectus, Canadian Prospectus or Canadian disclosure document, amendment, supplement or document or any failure to deliver any Registration Statement, preliminary Prospectus, final Prospectus, Canadian Prospectus or Canadian disclosure document, amendment, supplement or document; PROVIDED, HOWEVER, that the maximum amount of liability in respect of such indemnification (including, but not limited to, attorneys' fees and expenses) shall be limited, in the case of each seller of Covered Shares or Purchased Securities, to an amount equal to the proceeds actually received by such seller from the sale of such securities effected pursuant to such registration, less underwriter or broker commissions or expenses ("Net Proceeds").

    (c) Promptly after receipt by an indemnified party of notice of any claim referred to in paragraphs (a) or (b) of this Section 8, such indemnified party will, if a claim in respect thereof is made against an indemnifying party, give written notice to the latter of the commencement of such action. In case any such action is brought against an indemnified party, the indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be responsible for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof, PROVIDED, HOWEVER, that if any indemnified party shall have reasonably concluded that' there may be one or more legal or equitable defenses available to such indemnified party which are additional to or conflict with those available to the indemnifying party, or the indemnifying party shall have failed to assume, within seven (7) business days of receipt of notice from the indemnified party, the defense of the indemnified party, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party and such indemnifying party shall reimburse such indemnified party and any person controlling such indemnified party for that portion of the reasonable fees and expenses of any one counsel retained by all the indemnified parties which is reasonably related to the matters covered by the indemnity agreement provided in this Section 8.

    (d) If the indemnification provided for in this Section 8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, claim, damage, liability or action referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amounts paid or payable by such indemnified party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and for the indemnified party on the other in connection with the statements or omissions which resulted in such loss, claim, damage, liability or action as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

    (e) In no event shall the obligation of any indemnifying party to contribute under this Section 8 exceed the amount that such indemnifying party would have been obligated to pay by way of indemnification if the indemnification provided for under hereof had been available under the circumstances.

    (f) Company and the Purchaser agree that it would not be just and equitable if contribution pursuant to this Section 8 were determined by PRO RATA allocation (even if the holders or the underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraphs. The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in the immediately preceding paragraphs shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this section, no holder or underwriter shall be required to contribute any amount in excess of the amount by which (i) in the case of any holder, the Net Proceeds or (ii) in the case of an underwriter, the total price at which the Covered Shares or Purchased Securities purchased by it and distributed to the public were offered to the public exceeds, in any such case, the amount of any damages that such holder or underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 1 1 (f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

    (g) The indemnity and contribution agreements contained in this Section 8 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement or the Note Purchase Agreement or an underwriting agreement, (ii) any investigation made by or on behalf of any 1 indemnified party or by or on behalf of Company, and (iii) the consummation of the sale or successive resales of the Covered Shares.

         Section 9. INFORMATION BY HOLDER . Each holder of Covered Shares included in any registration effected pursuant to this Agreement shall furnish to the Company such information with respect to such holder and the proposed distribution by such holder as the Company shall request in writing on a timely basis and as shall, in the reasonable opinion of Counsel for the Company be required by Canadian Provincial, U.S. Federal or applicable state securities laws in connection with such registration effected pursuant to this Agreement.

         Section 10. PUBLICITY. The Company agrees that it will not disclose, and will not include in any public announcement, the name of any holder of the Purchased Securities or Covered Shares without its consent, unless and until such disclosure is required by law or applicable regulation, and then only to the extent of such requirement. The Company agrees that it will deliver a copy of any public announcement regarding the matters covered by this Agreement or any agreement and document executed in connection herewith to each such holder and any public announcement including the name of a holder to such holder, prior to publication of such announcements.

         Section 11. COVENANTS OF COMPANY.

    (a) Company shall at all times reserve and keep available out of its authorized but unissued Common Shares, such number of Underlying Shares as shall from time to time be sufficient to effect the exchange of the outstanding amount of the Note, and to effect the exercise of the outstanding Warrants, respectively.

    (b) Once the Covered Shares are registered pursuant to Section 3 herein, Company will cause the Common Shares to continue to be registered under Sections 12(b) or 12(g) of the Exchange Act, and will not take any action or file any document (whether or not permitted by the Exchange Act or the rules thereunder) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under the Exchange Act.

    (c) Without limiting the generality of Section 2(c), the Company shall make such filings and take such actions: (i) as shall be necessary to maintain its status as a "reporting issuer" not in default, under the laws of the Province of Alberta; and (ii) as shall be necessary to maintain the listing and posting of the Common Shares on the ASE.

         Section 12. SUCCESSORS AND ASSIGNS. All covenants and agreements in this Agreement or on behalf of the parties hereto will bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto.


         Section 13. MISCELLANEOUS.

    (a) Amendment or Waiver, Assignment. This Agreement may not be modified or amended without the prior consent of the parties hereto. No failure or delay on the part of either party in exercising any right hereunder shall operate as a waiver; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other rights. No waiver of any such right or amendment hereof shall be effective unless given in writing. No waiver of any such right shall be deemed a waiver of any other right hereunder. Neither this Agreement nor any right or benefits thereunder may be assigned by the Company, but a Purchaser may assign this Agreement and the rights hereunder, in whole or in part, without the consent of the Company, to any transferee of any Purchased Securities or any Covered Shares; PROVIDED, HOWEVER, that such assignment shall not be effected in connection with the assignment of any Note, unless the requirements for assignment set forth in
Section 15 of the Notes shall have been complied with.

    (b) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

    (c) Severability. If any provision hereof shall be held to be void, illegal or unenforceable it shall be deemed severable from the remaining provisions hereof which shall remain in full force and effect.

    (d) Notices. Any notice to be given hereunder shall be given (except as otherwise expressly set forth herein) by registered prepaid airmail, air courier service or by fax or may be delivered by hand and shall be deemed to have been received, if given by registered prepaid airmail, seven days after posting; if given by fax, on receipt of the fax confirmation; and if delivered by hand or by air courier, at the time of such delivery:

         if to Liverpool:

                 The Liverpool Limited Partnership
                 c/o A.S. & K Services Ltd.
                 P.O. Box HM 1179
                 Hamilton HM EX
                 Bermuda
                 Attention:       Yvonne Powell
                 Telephone:       011-441-295-2244
                 Telecopier:      011-441-295-5328

          if to Westgate:

                 Westgate International, L.P.

                  c/o Midland Bank Trust Corporation (Cayman) Limited P.O. Box 1109
                  Mary Street
                  Grand Cayman
                  Cayman Islands
                  British West Indies
                  Attention:       Frank White
                  Telephone:       (809) 949-7755
                  Telecopier:      (809) 949-7634

           if to the Company:

                  Xenotech Inc.
                  407 2nd Street S.W.
                  No. 1600
                  Calgary, Alberta T2P 2Y3
                  Attention:         R. Michael Zwack
                  Telephone:         (403) 237-9050
                  Telecopier:        (403) 262-7896

           with a copy to:

                  Vorys, Sater, Seymour and Pease
                  1828 L Street, N.W.
                  Washington, D.C.
                  Attention:         James K. Alford, Esq.
                  Telephone:         (202) 467-8801
                  Telecopier:        (202) 467-8900

    (e)  Governing Law, Jurisdiction.

                  (i) THIS AGREEMENT AND THE OBLIGATIONS OF THE PARTIES HEREUNDER, WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO ANY CONFLICTS OF LAWS PROVISIONS THEREOF THAT WOULD OTHERWISE REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION. THE PARTIES HEREBY AGREE THAT SECTION 6-2708 OF THE DELAWARE CODE SHALL APPLY.

                  (ii) Each of the parties irrevocably submits to the exclusive jurisdiction of any State or Federal Court sitting in the State of Delaware over any suit, action, or proceeding arising out of or relating to this Agreement. Each of the Parties irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action, or proceeding brought in such a court and any claim that suit, action, or proceeding has been brought in an inconvenient forum.

                  (iii) The Company hereby irrevocably designates and appoints


                        Corporation Service Company
                        1013 Centre Road
                        Wilmington, Delaware 19805
                        Attention: Telephone: (302) 998-0595
                        Telecopier: (302) 998-7078

as agent upon whom service of process may be served in any suit arising or proceeding based upon or arising under this Agreement and to take any and all actions, including the filing of any and all documents to continue such appointment in full force and effect as aforesaid.

         The Purchasers hereby irrevocably designates and appoints

         The Corporation Trust Company
         Corporation Trust Center
         1209 Orange Street
         Wilmington, Delaware 19801
         Attention:    Stefanie Vascellaro
         Telephone:    (302) 658-7581
         Telecoyrier:  (302) 655-5049

as agent upon whom service of process may be served in any suit arising or proceeding based upon or arising under this Agreement and to take any and all actions, including the filing of any and all documents to continue such appointment in full force and effect as aforesaid.

     Each party further agrees that the service of process upon it, or upon an agent appointed above, as the case may be, mailed by certified or registered mail shall be deemed in every respect effective service of process upon such party in any such suit or proceeding. Nothing herein shall affect Purchasers' right to serve process in any other manner permitted by law. The Company agrees that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.

         (iv) Each party hereto knowingly and voluntarily waives any and all rights it may have to a trial by jury with respect to any litigation based on, or arising out of, under, or in connection with, this Agreement. Each party is hereby authorized to submit, as conclusive evidence of such waiver of jury trial, this Agreement to a court that has jurisdiction over the subject matter of such litigation and the parties to this Agreement.

    (f) Entire Agreement. This Agreement contains the entire agreement between the parties relating to the subject matter herein and supersedes all previous oral statements and other writings with respect thereto.

    (g) Headings. The headings of the sections and subsections of this Agreement are asserted for convenience only and shall not be deemed to constitute a part hereof.